Locafy Limited

246A Churchill Avenue

Subiaco WA 6008, Australia

June 1, 2023

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, D.C. 20549

Attention:	Austin Pattan, Staff Attorney Matthew Derby, Legal Branch Chief

Re:	Locafy Limited
Registration Statement on Form F-3
Filed on May 19, 2023
File No. 333-272066 (the “Registration Statement”), as amended
Request for Acceleration

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Locafy Limited (the “Company”) hereby respectfully requests acceleration of the effective date of the Registration Statement so that it may become effective at 4:00 p.m., Eastern Time, on June 1, 2023, or as soon thereafter as practicable.

Should any member of the staff of the U.S. Securities and Exchange Commission have any questions or comments with respect to this request, please contact our counsel, Haynes and Boone, LLP, attention: Jayun Koo, Esq., at (212) 835-4823.

Very truly yours,

Locafy Limited

By:	/s/ Gavin Burnett
Gavin Burnett
Chief Executive Officer